Exhibit 99.1

news release

November 10, 2014

NASDAQ: THST

Truett-Hurst, Inc. Reports FY15Q1 Results:

Net sales increased 20% to $6.5 million

Overall gross margins increased to 38%

Healdsburg, California (November 10, 2014) – Truett-Hurst, Inc. (NASDAQ: THST) today reported results for its first quarter fiscal 2015 (“FY15”), which ended September 30, 2014. Truett-Hurst, Inc. operates an innovative and fast growing super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California.

FY15Q1 Vs. FY14Q1

•	Net sales up 20% to $6.5 million from $5.4 million (+$1.1 million):
o	Wholesale up 3% to $4.1 million.
o	Direct to Consumer (“DTC”) up 14% to $1.1 million.
o	Internet up 194% to $1.3 million.

Net sales increased due to strong sales in the DTC channel and a tripling of sales in the internet channel. The modest quarter over quarter increase in wholesale net sales was due to the prior-year quarter benefiting from two new product launches, whereas the current quarter had none. We expect to continue to see variability in quarter over quarter results for our wholesale business as we bring on new customers and launch new products.

The DTC net sales increase was primarily due to our continued growth in wine club sales, tasting room sales and targeted promotions. The strong Internet net sales increase was attributable to increased website traffic, internet marketing and expanding our customer reach through a new partnership model.

•	Gross margins increased to 38% from 33% and gross profit grew 36% to $2.4 million
o	Wholesale gross margins increased 1.3% to 27.5%
o	DTC gross margins increased 4.8% to 64.8%

o	Internet gross margins increased 6.9% to 47.5%

Truett-Hurst, Inc. • 125 Foss Creek Circle • Healdsburg, CA 95448 • tel: 707.431.4436 • fax: 707.431.4402 • email: ir@truetthurstinc.com

Truett-Hurst, Inc. Announces First Quarter Fiscal 2015 Financial Results

Phillip L. Hurst, Truett-Hurst, Inc.’s President and CEO stated, “We are pleased with our financial and operating performance for the first quarter and we’re off to a good start to our new fiscal year. Our increased sales and gross margins reflect our efforts to focus on profitable growth and increase average selling prices. We continue to execute on our goals of new customer acquisition and new product developments. We’re working hard on our new California Winecraft project with the Kroger Company which we expect to be launching towards the end of FY15 and continue to add new customers like the Target Corporation which we announced today has selected at least eight of our products to carry in 1,300 of their locations. Progress in DTC and Internet channels, our highest margin channels, is also very exciting and we continue to identify new strategies to support growth.”

Operating Expenses:

Operating expenses for the first quarter of FY15 were 39% of net sales as compared to 35% of net sales in the prior-year quarter period. Compared to the fourth quarter of FY14 operating expenses increased $0.1 million.

For the first quarter of FY15, sales and marketing (“S&M”) expense as a percent of net sales increased 3% to 24% of net sales from 21% of net sales for the same prior-year quarter period, an increase of $0.4 million (and approximately equal to our spend in the fourth quarter of FY14). In addition to the variable costs related to the increased internet sales (packaging, shipping and other transaction costs), the year over year changes in S&M expense are due to our continued investment in people, as well as, expanded brand related programing, promotions and incentives. As evidenced by the small increase in expense this quarter compared to the fourth quarter of FY 2014, we experienced operating leverage in the quarter.

For the first quarter of FY15, general and administrative (“G&A”) expense as a percent of net sales increased 1% to 15% of net sales from 14% of net sales for the same prior-year quarter period. G&A expense increased $0.2 million to $0.9 million from $0.7 million for the prior-year quarter period. The changes in G&A expense are primarily attributable to the expansion of our infrastructure to support our continued growth.

Paul Forgue, Truett-Hurst, Inc.’s CFO and COO, states “I’m pleased with our efforts to improve our gross margins and grow our top line sales while keeping operating costs in-check. I’m encouraged that we experienced some operating leverage in the quarter. I’m working closely with the sales and marketing team on managing inventories and pricing new brands to achieve targeted gross margins.”

Truett-Hurst, Inc. Announces First Quarter Fiscal 2015 Financial Results

Recent Corporate Developments and Recognition

•	In August 2014, Safeway expanded its relationship with Truett-Hurst and added three new brands: Bewitched Reserve Pinot Noir, Bewitched Reserve Chardonnay and Stonegate Cabernet Sauvignon.

•	In September 2014, we announced that Total Wines & More, “America’s Wine Superstore,” will be adding several new Truett Hurst, Inc. products to their wine listings. The latest brands added to their shelves include: Mad Duck Sauvignon Blanc, Inconspicuous Old Vine Lodi Zinfandel, Eden's Eve by Eden Ridge and The One Armed Man, a reserve level of Truett-Hurst's The Fugitive.

•	In September 2014, we announced that Kroger, with over 2,600 stores under nearly two dozen banners, will be launching Truett Hurst’s California Winecraft project which provides delicious, single serving ready-to-drink wine-based beverages in craft cans patterned on classic mixed wine combinations that are world-wide favorites.

Earnings Call

Truett-Hurst, Inc.’s management will host a conference call today, November 10, 2014, at 1:30 p.m. PST (4:30 p.m. EST) to discuss the Company's financial results. To listen to the conference call, dial in approximately ten minutes before the scheduled call to 1.888.347.6082 or international at 1.412.902.4286 and request Truett-Hurst First Quarter Fiscal 2015 Results Call or visit our webcast link: http://www.videonewswire.com/event.asp?id=100635. A replay of the call will be available, to listen to the replay, dial US Toll Free: 1.877.344.7529 or International Toll: 1.412.317.0088 and enter conference number: 10053711. The call will be available one hour after the end of the conference call through November 18, 2014 at 9:00 am ET.

Truett-Hurst, Inc. Announces First Quarter Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Month Period Ended September 30,
	2014	2013
Sales	$6,614	$5,536
Less excise tax	(132)	(150)
Net sales	6,482	5,386

Cost of sales	4,047	3,597

Gross profit	2,435	1,789

Operating expenses:
Sales and marketing	1,565	1,154
General and administrative	943	736
Loss on disposal of assets	2	-
Total operating expenses	2,510	1,890
Loss from operations	(75)	(101)
Other income (expense):
Interest expense, net	(64)	(42)
Other	(9)	(17)
Total other income (expense)	(73)	(59)
Loss before income taxes	(148)	(160)
Income tax (benefit) expense	2	(21)
Net loss before non-controlling interests	(150)	(139)
Net income (loss) attributable to non-controlling interest: The Wine Spies, LLC	36	(24)
Net loss attributable to Truett-Hurst, Inc. and H.D.D. LLC	(186)	(115)
Less: Net loss attributable to non-controlling interest: H.D.D. LLC	(86)	(82)
Net loss attributable to Truett-Hurst, Inc.	$(100)	$(33)

Net loss per share:
Basic and diluted	$(0.03)	$(0.01)

Weighted average shares used in computing net loss per share:
Basic and diluted	3,750,472	2,700,000

Truett-Hurst, Inc. Announces First Quarter Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2014	June 30, 2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$4,752	$5,567
Accounts receivable	3,959	3,300
Inventories	23,660	17,179
Bulk wine deposit	-	1,424
Other current assets	176	161
Total current assets	32,547	27,631
Property and equipment, net	5,845	5,553
Goodwill	134	134
Intangible assets, net	604	629
Other assets, net	387	381
Total assets	$39,517	$34,328

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Credit facilities	$9,055	$8,685
Accounts payable and accrued expenses	7,758	3,194
Due to related parties	430	56
Current maturities of related party notes	49	67
Current maturities of long-term debt	335	333
Total current liabilities	17,627	12,335

Deferred rent liability	43	48
Long-term debt, net of current maturities	3,442	3,527
Total liabilities	21,112	15,910

Commitments and contingencies

Stockholders' equity
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized and zero issued and outstanding at September 30, 2014 and June 30, 2014	-	-
Class A common stock, par value of $0.001 per share, 7,000,000 authorized and 3,750,472 issued and outstanding at September 30, 2014 and June 30, 2014	4	4
Class B common stock, par value of $0.001 per share, 1,000 authorized and 9 issued and outstanding at September 30, 2014 and June 30, 2014	-	-
Additional paid-in capital	14,195	14,057
Accumulated deficit	(4,096)	(3,995)
Total Truett-Hurst, Inc. equity	10,103	10,066
Non-controlling interests	8,302	8,352
Total equity	18,405	18,418
Total liabilities and stockholders' equity	$39,517	$34,328

Truett-Hurst, Inc. Announces First Quarter Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Month Period Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss before non-controlling interests	$(150)	$(139)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	154	121
Deferred rent	(5)	(3)
Deferred taxes	(2)	(21)
Loss (gain) on fair value of interest rate swap	(5)	3
Loss on disposal of asset	2	-
Stock-based compensation	138	114

Changes in operating assets and liabilities, net
Accounts receivable	(659)	955
Inventories	(6,481)	(3,895)
Bulk wine deposit	1,424	-
Other current assets	(15)	(195)
Accounts payable and accrued expenses	4,938	1,318
Net cash used in operating activities	(661)	(1,742)

Cash flows from investing activities:
Acquisition of property and equipment	(392)	(247)
Acquisition of intangible and other assets	(31)	(71)
Proceeds from sale of assets	-	2
Net cash used in investing activities	(423)	(316)

Cash flows from financing activities:
Net proceeds from (payments on) line of credit	370	(869)
Payments on related party notes	(18)	(17)
Payments on long-term debt	(83)	(62)
Net cash provided by (used in) financing activities	269	(948)

Net decrease in cash	(815)	(3,006)
Cash at beginning of period	5,567	11,367
Cash at end of period	$4,752	$8,361

Supplemental disclosure of cash flow information:
Cash paid for interest	$39	$53
Cash paid for income taxes	$2	$1

Truett-Hurst, Inc. Announces First Quarter Fiscal 2015 Financial Results

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST, www.truetthurstinc.com) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative and fast-growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release and our earnings conference call for the first quarter of fiscal 2015 ended September 30, 2014 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, expenses, for the fiscal year ending June 30, 2015 and any future periods. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers which could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. For additional information, see our Annual Report on Form 10-K filed on September 29, 2014, or our other reports currently on file with the Securities and Exchange Commission, which contain a more detailed discussion of risks and uncertainties that may affect future results. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Truett-Hurst, Inc. Announces First Quarter Fiscal 2015 Financial Results

For more information, contact:	For more information, contact:

Truett-Hurst, Inc.	Truett-Hurst, Inc.’s Investor Relations

Paul Forgue,	Wil Lindgren, Investor Relations &

Chief Financial Officer & Chief Operations Officer	Director of Reporting and Finance

Phone: 707.431.4423	Phone: 707.431.4436

Fax: 707.395.0289	Fax: 707.395.0290

Email: paul@truetthurstinc.com	Email: ir@truetthurstinc.com